XVZ iPath ® S&P 500 Dynamic VIX ETN Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 January 10, 2012

iPath Platform
Institutional Wealth Management Retail
Efficient access to futures markets
Tradable index-linked structured
investment
Short-term views / cash management
FX, Commodity, Emerging Markets
and Volatility
Cost efficient
Liquidity and ease of exit
Access to institutional strategies
Simple, easy to use investment
Leveraged and inverse exposures
As of 12/31/2011.
Sources: Barclays
Capital, Bloomberg
43
Percent market
share of US ETNs
(Based on Market Cap - 12/2011)
5
Asset Classes US Listed iPath ETNs
500
Billion dollars in total
iPath
®
trading since
launch
10
$10,000,000,000
Peak Notional Outstanding
(03 / 2011)
iPath is a leading US exchange traded notes platform with commodity, volatility, equity,
FX and rates offerings used by a broad range of clients
73

* Please see “Glossary of Terms” for more information Tail Risk Hedging * With ETNs

How Can VIX ETNs be
Used as Portfolio Hedges?
The iPath
®
S&P 500 VIX Short-Term
Futures™
ETN (VXX) and the iPath
®
S&P 500
VIX Mid-Term
Futures™
ETN (VXZ) have historically demonstrated negative
correlation with S&P 500
®
returns
The negative correlation is convex: greater reaction to large decreases in the equity markets than to large increases
Convexity of VXX is larger compared to VXZ, but VXZ has performed better during equity bull markets
-30%
-20%
-10%
0%
10%
20%
-12% -8% -4% 0% 4% 8% 12%
-30%
-20%
-10%
0%
10%
20%
30%
40%
-12% -8% -4% 0% 4% 8% 12%
SPY 1 month return
SPY 1 month return
Barclays Capital, Bloomberg, Jan 2009 - August 2011.
You should not rely on historical information.  Such historical information is not indicative of future performance. For current iPath ETN performance, please visit
www.iPathETN.com
Sources:
Disclaimer:

Convexity Can Come
at a Cost
VIX
®
futures term structure can cause a drag on the performance of the ETNs
The market for VIX
®
futures
tends to trade in contango
during low volatility periods
VXX tends to suffer a
greater negative roll yield
than VXZ as the curve
tends to be steeper at the
front end.
14%
15%
16%
17%
18%
19%
20%
0 1 2 3 4 5 6 7
Time to Expiration (Months)
Roll at maturity Yield for 1M future
Roll at maturity Yield
for 3M future
FOR ILLUSTRATIVE PURPOSES ONLY
Volatility term structure is typically upward sloping during “normal” times
1: When the prices of futures contracts for distant delivery months are higher than prices of futures contracts with nearer delivery months, the futures curve is said to be in “contango”.
2: In the context of investment strategies in the futures markets, “roll yield” is commonly referred to describe the returns that occur over and above the changes in the spot returns.

Performance as a % of initial value
Jan-09
Mar-09
May-09
Jul-09
Sep-09
Nov-09
Jan-10
Mar-10
May-10
Jul-10
Sep-10
Nov-10
Jan-11
Mar-11
May-11
Jul-11
Sep-11
Nov-11

0%
20%
40%
60%
80%
100%
120%
VXZ
VXX
VXX & VXZ
VXZ
Has performed better during low volatility environments
Daily trading volumes are lower, suggesting a longer holding period
Lower short interest, suggesting that more investors are long-only
VXX
Has performed better during high or increasing volatility environments
Daily trading volumes are higher, suggesting a shorter holding period
Higher short interest, suggesting that more investors are both taking long and short positions
Sources: Barclays Capital, Bloomberg,1/30/2009-12/31/2011
Disclaimer:
With short sales, in investor faces the potential for unlimited losses as the security’s price rises.
You should not rely on historical information.  Such
historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPath ETN.com

Can We Do Better?
Question:
• Can we construct a dynamic strategy that provides positive performance during times of equity volatility that has enhanced features compared to VXZ or VXX?
One potential answer:
Begin with a core position of VXZ held in all market circumstances
During “normal” times of  low or decreasing volatility: target an enhanced performance via a short position in VXX
During “stressful” times of high or increasing volatility:  target a high reactivity by switching to a long position in VXX
The Million Dollar Question:
How to identify “normal” and  “stressful regimes” ???

Front-month VIX® futures
average daily returns

VIX® Index
1m/3m ratio

Strong
Backwardation
Contango
Term Structure Signal
On a hypothetical historical basis, the shape of the volatility curve has tended to be indicative of the future returns on shorter-dated VIX
®
futures
Front-month VIX
®
Futures daily returns
have typically been negative on average if
the volatility term structure was in
contango during the period.
As the volatility term structure moved
towards strong backwardation, average
returns typically became positive.
Contango
Backwardation
Source:
Bloomberg, Standard & Poor’s, CBOE, Barclays Capital. Data: November 12, 2007 (launch of VXV Index) – December 31, 2011.
Disclaimer: Individual futures returns are for illustrative purposes only and do not represent actual performance of any Index or ETN. Futures returns do not reflect the investor fee or any other transaction costs and expenses. Past performance is not indicative of future results. For current ETN performance go to www.iPathETN.com
-2.0%
-1.0%
0.0%
1.0%
2.0%
3.0%
4.0%
5.0%
6.0%
< 0.90 0.9-1.0 1.0-1.05 1.05-1.15 >1.15
VIX/VXV Ratio
0
10
20
30
40
50
60
70
80
90
Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11
0.7
0.8
0.9
1
1.1
1.2
1.3
1.4
1.5
VIX® Index
1month/3month Term Structure Ratio

Dynamic VIX
The S&P 500
®
Dynamic VIX Futures
TM
Index is designed to offer efficient exposure via
a dynamic investment in volatility
Uses the volatility term structure ratio to determine whether to be long or short
Ratio of 1-month / 3-month Implied volatilities (VIX
®
Index /VXV
®
Index)
S&P 500
®
Dynamic VIX Futures
TM
Index aims to have:
reduced “roll cost” during normal or low volatility regimes (contango)
increased exposure to VIX
®
Index only when volatility is at elevated levels (backwardation)*
70%
-30%
80%
-20%
100%
75%
25%
50%
50%
Short-term
VIX futures
Medium-term
VIX futures
I. Strong Contango II. Weak Contango
III. Weak
Backwardation
IV.
Backwardation
V. Strong
Backwardation
Ratio: <0.9
0.9-1.0 1.0-1.05
1.05-1.15 >1.15
Contango Backwardation
FOR ILLUSTRATIVE PURPOSES ONLY
* There can be no assurance that the index will accurately predict the market volatility over time. As a result, if the index fails to accurately predict trends of volatility, it may not be successful in correctly allocating between Short-term VIX futures and Medium-term VIX futures. See “Disclaimer” for more information

Index Performance
Source:
Bloomberg, June 13 – December 30, 2011, using daily data.
*Annualized Volatility is calculated as a standard deviation of natural logarithm daily returns in the observation period multiplied by the square root of 252. Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.
Disclaimer:
Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to
www.iPathetn.com
80
100
120
140
160
180
200
220
240
Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11
S&P 500  Dynamic VIX Futures™ TR Index
S&P 500 VIX Short-Term Futures™ TR Index
S&P 500 VIX Mid-Term Futures™ TR Index
Returns Annualized Volatility
*
S&P 500  Dynamic VIX Futures™ TR Index 25.90% 17.51%
S&P 500
®
VIX Short-Term Futures™ TR Index 53.23% 41.12%
S&P 500
®
VIX Mid-Term Futures™ TR Index 17.23% 20.45%

Summary
Investor Demand For a New Volatility Product
Investor usage and feedback identifies demand for a volatility access product that addresses:
Cost of holding short-term volatility (VXX) during equity bull markets
Lower responsiveness of mid-term volatility (VXZ) during periods of high volatility
Dynamic VIX Concept Framework
Investment designed to react positively to volatility (not pure ‘alpha’ or arbitrage) that:
Allocates between long or short position in shorter-dated VIX
®
futures in high and low volatility
environments, respectively, combined with core long mid-term VIX
®
futures position
Uses daily market signals for switching between long/short position in short-dated VIX
®
futures
based on backwardation or contango of implied volatility
XVZ: iPath
®
S&P 500 Dynamic VIX ETN
Listed on Aug 18
th
2011 on NYSE Arca under ticker XVZ, part of the iPath
®
ETN platform
XVZ is linked to the S&P 500
®
Dynamic VIX
Futures™
Index (Bloomberg “SPDVIXT”)

Accessing iPath Resources available to investors

iPath Resources
Sales Contacts
iPath general enquiries
Barclays Capital iPath
RIA Coverage team
Insurance Coverage team
Private Bank / Wealth team
Bloomberg
XVZ product page XVZ <Equity> DES <Go>
Underlying Index SPDVIXTR <Index> <Go>
VIX Futures VIX <Index> CCRV <Go>
Additional Contacts
ETN / ETF Trading
Equities Structuring
Press Office
Investor Relations
1-877-764-7284
1-212-528-7990
1-212-528-4930
1-212-528-8021
1-212-528-6248
1-212-526-8979
1-212-528-1126
1-212-412-7545
+44 (0)20 7773 2269
Online
iPath website
www.ipathetn.com
XVZ Product page
http://ipathetn.com/product/XVZ
iPath
®
Volatility ETNs
http://ipathetn.com/downloads/pdf/volatility_etns.pdf
Basics of VIX ETNs
http://ipathetn.com/downloads/pdf/VIX-basics.pdf

Appendices

Glossary of Terms
Tail Risk Hedging: Investment positions created to limit losses that would occur in case of extreme downward market moves. The technical definition of tail risk is a portfolio value move of at least three standard deviations from the mean return.
VXX: The iPath
®
S&P 500 VIX Short-Term
Futures™
ETN
VXZ: The iPath
®
S&P 500 VIX Mid-Term
Futures™
ETN
SPY: SPDR S&P 500 ETF Trust
Short term VIX
®
futures: The S&P 500 VIX Short-Term
Futures™
Index ER
Mid-term VIX
®
futures: The S&P 500 VIX Mid-Term
Futures™
Index ER
The VIX
®
Index: The CBOE Volatility Index
®
, a measure of the market expectations for
the forward looking 1-month volatility of the S&P 500
®
Index
The VXV
®
Index: The CBOE S&P
®
500 3-Month Volatility Index, a measure of market
expectations for forward looking 3-month volatility of the S&P 500
®
Index
Implied Volatility Term Structure: The ratio between the VIX
®
Index and the VXV
®
Index

Index Roll Cost/Yield
Roll cost or yield is an important component of volatility index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango
(upward sloping)
Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:
In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll cost”, which can negatively impact a long position in a futures contract
In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”, which can positively impact a long position in a futures contract
Price
Time to expiry
Contango
Price
Time to expiry
Backwardation
FOR ILLUSTRATIVE PURPOSES ONLY

Jan-09
Mar-09
May-09
Jul-09
Sep-09
Nov-09
Jan-10
Mar-10
May-10
Jul-10
Sep-10
Nov-10
Jan-11
Mar-11
May-11
Jul-11
Sep-11
Nov-11

VIX ® Futures Can Be Costly
Taken from the perspective of a long
futures investor:
If the futures curve is in contango,
the “roll cost” is negative.
It is costly to roll a long VIX futures
position as it involves selling lower
priced nearby contracts and buying
higher priced longer-dated contracts.
If the futures curve is in
backwardation, the “roll yield” is
positive.
The shape of the volatility term structure may affect the profits and losses when rolling VIX futures.
VIX
®
futures contracts have traded in contango for much the time since their launch in 2005
Monthly VIX Futures Roll Cost/Yield
-25%
-20%
-15%
-10%
-5%
0%
5%
10%
20%
25%
Daily 1st and 2nd VIX Future % price difference (S&P VIX Short-Term Futures Index)
Daily 4th and 7th VIX Future % price difference (S&P VIX Mid-Term Futures Index)
Bloomberg, Standard & Poor’s. Data: January 29, 2009 – December 31, 2011.
Source:
Disclaimer: Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com
15%

Selected Risk Considerations
An investment in the iPath ETNs described herein (the “ETNs”) involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date.  Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be.  Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Credit of Barclays Bank
PLC:
The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of
ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
The Performance of the Underlying Index is Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE
®
Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors including, the level of the S&P 500
®
Index, the prices of options on the S&P 500
®
Index, and the level of the VIX Index which may
change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index.
Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500
®
Index, the prevailing market prices of options on
the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500
®
Index and the
VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.

Selected Risk Considerations (cont’d)
Dynamic Allocation of Underlying Index: The value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components.  The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal.  Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility.
Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market.  Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index.
A Trading Market for the ETNs May Not
Develop:
Although the ETNs are listed on NYSE Arca, a trading market for the
ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the
ETNs.
No Interest Payments
from the ETNs:
You may not receive any interest payments on the ETNs.
Restrictions on the Minimum Number of ETNs and Date Restrictions for
Redemptions:
You must redeem at least
25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
Uncertain Tax Treatment:
Significant aspects of the tax treatment of the ETNs are uncertain.  You should consult your own tax advisor about your own tax situation.

Disclaimers
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents
Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.
BlackRock Investments, LLC. assists in the promotion of the iPath ETNs.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
“Standard & Poor’s
®
”, “S&P
®
”, “S&P 500
®
”, “Standard & Poor’s
500™”,
“S&P 500 VIX Short-Term Futures™”, “S&P 500
VIX Mid-Term Futures™” and “S&P 500
®
Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services
LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board
Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P.  The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE.  S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.
© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays
Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE